Union, NJ and Louisville, KY, August 27, 1998   The Genlyte Group
Incorporated (NASDAQ: GLYT) and Thomas Industries Inc. (NYSE:TII) announced that their respective shareholders have approved today the new lighting venture between the two companies. It is anticipated that the transaction will be effective on August 30, 1998. The new joint venture company will be named Genlyte Thomas Group LLC.

       As previously announced, both Genlyte and Thomas will continue to exist as separate publicly traded companies. Under the agreement, Genlyte will contribute substantially all of its assets and liabilities to the venture, which will be in the form of a limited liability company, and Thomas will contribute substantially all of its lighting assets and related liabilities. Genlyte will own a 68% interest in the venture and Thomas will own a 32% interest. Genlyte Thomas Group LLC will be headquartered in Louisville, Kentucky.

       Thomas Industries, headquartered in Louisville, Kentucky, is a recognized leader in the design and manufacture of compressors and vacuum pumps primarily for global OEM applications as well as commercial, industrial and consumer lighting products. The company has operations in the United States, Canada, Mexico, South America, Europe and Asia.

      The Genlyte Group is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Its products are sold under the brand names of Bronzelite, Crescent, Diamond F, Exceline, Forecast, Hadco, Homelyter, Lightolier, Lightolier Controls, Stonco, and Wide-Lite in the U.S. and CFI, Keene-Widelite, Lightolier, Lightolier Controls, Prodel, Stonco and Uniglo in Canada.

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